Ex 99.1

                                                                            News
                                                                         Release

                                                             Vectren Corporation
                                                              One Vectren Square
                                                            Evansville, IN 47708
June 15, 2005

FOR IMMEDIATE RELEASE

Media contact:    Mike Roeder 812-491-4143 or mroeder@vectren.com
Investor contact: Steve Schein 812-491-4209 or sschein@vectren.com

           Vectren Energy Delivery of Ohio to Challenge PUCO Decision

Evansville, Ind. -- Tuesday, in a 3 to 2 decision, the Public Utilities Commission of Ohio (PUCO) issued an order in Vectren Energy Delivery of Ohio's
(VEDO) Gas Cost Recovery (GCR) audit proceeding for the period of November 2000
- October 2002 disallowing the recovery of approximately $9.6 million of gas costs relating to that audit period. VEDO is a wholly-owned subsidiary of Vectren Corporation (NYSE:VVC).

The ordered disallowance falls primarily into three categories. The first relates to the treatment of approximately $1.3 million of interstate pipeline refunds and penalties. At the time of the hearing in this case in January of 2004 VEDO agreed that this amount should be credited to sales customers and VEDO concurs with this part of the decision. The second relates to approximately $4.5 million of costs for winter delivery services that VEDO purchased to ensure it could reliably serve its sales customers over the two year period. VEDO purchased these services in accordance with industry practice and consistent with PUCO approved gas supply forecasts. Finally, the PUCO ordered that VEDO's portfolio administrator, ProLiance Energy, LLC (ProLiance), should have paid an additional $3.8 million to VEDO, which would have served as an offset to gas costs, for the right to use VEDO's gas transportation capacity during periods when it is not required for serving VEDO's customers. The PUCO also directed VEDO to either submit its receipt of portfolio administration services to a request for proposal process or to in-source those functions at VEDO. VEDO believes that the PUCO's determinations relating to the winter delivery services and the portfolio administration agreement are not well founded and VEDO intends to challenge the determinations.

"We are very disappointed with the PUCO's decision since we believe that our actions were in line with industry standards, appropriate market values for similar services, PUCO approved supply forecasts, and were supported by substantial evidence in the record," said Steve Bramlage, VEDO's President.

Vectren management continues to review the decision and based upon an initial analysis expects to record an additional pretax charge of $2 to $4 million or approximately $.02 to $.03 per share over the amount previously recorded. This additional charge reflects management's assessment of the impact of the decision, comprehends any current impact of the decision on subsequent audit periods, and an assumption relative to a sharing in any final disallowance by Vectren's partner in ProLiance. Prior to the finalization of the financial results for Vectren's second fiscal quarter, management will further analyze the decision. Notwithstanding the additional charge, Vectren management believes that there exists a sound basis to challenge the aspects of the decision discussed above and VEDO will timely request the PUCO to rehear the decision. Vectren management also believes that any change to the existing portfolio administration agreement between ProLiance and VEDO will not be material to Vectren's future earnings.

Safe Harbor for Forward-Looking Statements

This document contains forward-looking statements, which are based on management's beliefs and assumptions that derive from information currently known by management. Vectren wishes to caution readers that actual results could differ materially from those contained in this document. Additional detailed information concerning a number of factors that could cause actual results to differ materially from the information that is provided to you is readily available in our report Form 10-K filed with the Securities and Exchange Commission on March 2, 2005.

About Vectren

Vectren Corporation is an energy and applied technology holding company headquartered in Evansville, Indiana. Vectren's energy delivery subsidiaries provide gas and/or electricity to over one million customers in adjoining service territories that cover nearly two-thirds of Indiana and west central Ohio. Vectren's non-regulated subsidiaries and affiliates currently offer energy-related products and services to customers throughout the Midwest and southeast. These include gas marketing and related services; coal production and sales; and utility infrastructure services. ProLiance Energy, LLC is a natural gas marketer headquartered in Indianapolis, Ind. and is jointly owned by affiliates of Citizens Gas and Coke Utility and Vectren Corporation. To learn more about Vectren, visit http://www.vectren.com.